EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Jurisdiction of
Name	Incorporation/Organization
Blackboard Acquisition Company, LLC	Delaware
Blackboard Tennessee, LLC	Delaware
Blackboard Acquisition Corp.	Delaware
Blackboard International Holdings, Inc.	Delaware
Bb Management Co. LLC	Delaware
Blackboard Corp. (DE)	Delaware
Blackboard iCollege, Inc.	Delaware
Blackboard CampusWide of Texas, Inc.	Texas
Blackboard International LP	Bermuda
Blackboard International B.V.	Netherlands
Blackboard (Beijing) Co. Ltd.	China
Blackboard Japan KK	Japan